Exhibit 10.1

ADVISORY AGREEMENT

CONTENTS
Page
1.Definitions    1
2.Appointment    8
3.Duties of the Advisor    8
4.Authority of Advisor    11
5.Bank Accounts    12
6.Records; Access    12
7.Limitations on Activities    12
8.Relationship with Directors    14
9.Fees    15
10.Expenses.    17
11.Other Services    19
12.Fidelity Bond    20
13.Limitation on Expenses    20
14.Other Activities of the Advisor.    21
15.Relationship of Advisor and CWI 2    22
16.Term; Termination of Agreement    22
17.Termination by CWI 2    22
18.Termination by Either Party    23
19.Assignment Prohibition    23
20.Payments to and Duties of Advisor Upon Termination    23
21.Non-Solicitation and Non-Hire Following Termination    24
22.Indemnification by CWI 2 and the Operating Partnership    25
23.Indemnification by Advisor    25
24.Joint and Several Obligations    25
25.Notices    25
26.Modification    26
27.Severability    26
28.Construction    26
29.Entire Agreement    26

30.Indulgences, Not Waivers    26
31.Gender    27
32.Titles Not to Affect Interpretation    27
33.Execution in Counterparts    27
34.Initial Investment    27

ADVISORY AGREEMENT
THIS ADVISORY AGREEMENT, dated as of February 9, 2015, is among CAREY WATERMARK INVESTORS 2 INCORPORATED, a Maryland corporation ("CWI 2"), CWI 2 OP, LP, a Delaware limited partnership of which CWI 2 is the general partner (the "Operating Partnership"), and CAREY LODGING ADVISORS, LLC, a Delaware limited liability company (the "Advisor").
W I T N E S S E T H:
WHEREAS, CWI 2 through its interest in the Operating Partnership intends to acquire, own, dispose of, and, through its Advisor, manage a portfolio consisting primarily of lodging and other lodging related investments; and
WHEREAS, CWI 2 intends to qualify as a REIT (as defined below), and the Operating Partnership intends to qualify as a partnership, in each case for U.S. federal income tax purposes; and
WHEREAS, CWI 2 and its subsidiaries, including the Operating Partnership, desire to avail themselves of the experience, sources of information, advice and assistance of, and certain facilities available to, the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Directors of CWI 2, all as provided herein; and
WHEREAS, the Advisor is willing to render such services, subject to the supervision of the Board of Directors of CWI 2, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
"2%/25% Guidelines." The requirement, as provided for in Section 13 hereof, that, in the 12‑month period ending on the last day of any fiscal quarter, Operating Expenses not exceed the greater of two percent of Average Invested Assets during such 12‑month period or 25% of CWI 2's Adjusted Net Income over the same 12‑month period.
"Acquisition Expenses." To the extent not paid or to be paid by the seller, lessee, borrower or any other party involved in the transaction, those expenses, including, but not limited to, travel and communications expenses, the cost of appraisals, title insurance, nonrefundable option payments on Investments not acquired, legal fees and expenses, accounting fees and expenses, and miscellaneous expenses related to selection, acquisition and origination of Investments, whether or not a particular Investment ultimately is made. Acquisition Expenses shall not include Acquisition Fees.
"Acquisition Fees." Any fee or commission paid by CWI 2 or its subsidiaries to the Advisor, or, with respect to Section 9(b)(ii), by CWI 2 or its subsidiaries to any party, in connection with the making of Investments, including, without limitation, the purchase, development or construction of Properties. A Development Fee or Construction Fee paid to a Person not affiliated with the Sponsor in connection with the actual development or construction of a project after acquisition of the Property by CWI 2 shall not be deemed an Acquisition Fee. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, Development Fee or Construction Fee (other than as described above), non‑recurring management fees, loan fees, points or any fee of a similar nature, however designated. Acquisition Fees shall not include Acquisition Expenses.
"Adjusted Net Income." For any period, the total consolidated revenues recognized in such period by CWI 2, less the total consolidated expenses of CWI 2 recognized in such period, excluding additions to reserves for depreciation and amortization, bad debts or other similar non-cash reserves; provided, however, that Adjusted Net Income for purposes of calculating total allowable Operating Expenses under the 2%/25% Guidelines shall exclude any gains, losses or writedowns from the sale of CWI 2's assets.
"Affiliate." An Affiliate of another Person shall include any of the following: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
"Agreement." This Advisory Agreement.

"Appraised Value." Value according to an appraisal made by an Independent Appraiser, which may take into consideration any factor deemed appropriate by such Independent Appraiser, including, but not limited to, current market and property conditions, any unique attributes of the property or its operations, current and anticipated income and expense trends, forecasts of stabilized operations, repositioning opportunities and conditions in the credit and investment markets. The Appraised Value of a Property may be greater than the construction cost or the replacement cost of the Property.
"Asset Management Fee." The Asset Management Fee as defined in Section 9(a) hereof.
"Average Invested Assets." The average during any period of the aggregate book value of CWI 2's Investments, before deducting reserves for depreciation, bad debts, impairments, amortization and all other non-cash reserves, computed by taking the average of such values at the end of each month during such period.
"Average Market Value." The Total Investment Cost paid by CWI 2 for an Investment, less Acquisition Fees, provided that, if a later Appraised Value is obtained for the Investment, that later Appraised Value, adjusted for other net assets and liabilities that have economic value and are associated with that Investment, shall become the Average Market Value for the Investment.
"Board or Board of Directors." The Board of Directors of CWI 2.
"Bylaws." The bylaws of CWI 2, as amended from time to time.
"Cause." With respect to the termination of this Agreement means the occurrence of any of the following: (a) the transfer of W. P. Carey & Co. LLC's interests in the Advisor to one or more entities other than to one or more controlled subsidiaries of W. P. Carey & Co. LLC, (b) fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Advisor that, in each case, is determined by a majority of the Independent Directors to be materially adverse to CWI 2, or (c) a breach of a material term or condition of this Agreement by the Advisor and the Advisor has not cured such breach within 30 days of written notice thereof or, in the case of any breach that cannot be cured within 30 days by reasonable effort, has not taken all necessary action within a reasonable time period to cure such breach.
"Charter." The Charter of CWI 2 under the Maryland General Corporation Law, as amended from time to time, pursuant to which CWI 2 is organized.
"Code." Internal Revenue Code of 1986, as amended.
"Competitive Real Estate Commission." The real estate or brokerage commission paid for the purchase or sale of an Investment that is reasonable, customary and competitive in light of the size, type and location or other relevant characteristics of the Investment.
"Construction Fee." A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitations on a Property.

"Contract Purchase Price." The amount actually paid for, or allocated (as of the date of purchase) to, the purchase, development, construction or improvement of an Investment or, in the case of an originated Loan, the principal amount of such Loan, in each case exclusive of Acquisition Fees and Acquisition Expenses.
"Contract Sales Price." The total consideration received by CWI 2 for the sale of an Investment.
"Control." The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"CWI 1" Carey Watermark Investors Incorporated, a Maryland corporation.
"CWI 2." Carey Watermark Investors 2 Incorporated together with its consolidated subsidiaries, including the Operating Partnership, unless in the context of a particular reference, it is clear that such reference refers to Carey Watermark Investors 2 Incorporated excluding its consolidated subsidiaries. Unless the context otherwise requires, any reference to financial measures of CWI 2 shall be calculated by reference to the consolidated financial statements of CWI 2 and its subsidiaries, including, without limitation, the Operating Partnership, prepared in accordance with GAAP.
"Dealer Manager." Carey Financial, LLC.
"Development Fee." A fee for the packaging of a Property including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific Property, either initially or at a later date.
"Directors." The persons holding such office, as of any particular time, under the Articles of Incorporation, whether they be the directors named therein or additional or successor directors.
"Disposition Fee." The Disposition Fee as defined in Section 9(d) hereof.
"Distributions." Distributions declared by the Board.
"Distribution and Shareholder Servicing Fees." The distribution and shareholder servicing fees payable to the Dealer Manager as described in the Prospectus.
"GAAP." Generally accepted accounting principles, as applied in the United States.
"Good Reason." With respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to CWI 2 or the Operating Partnership to assume and agree to perform CWI 2's or the Operating Partnership's, as applicable, obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by CWI 2 or the Operating Partnership; provided that (a) such breach is of a material term or condition of this Agreement and (b) CWI 2 or the Operating Partnership, as applicable, has not cured such breach within 30 days of written notice thereof or, in the case of any breach that cannot be cured within

30 days by reasonable effort, has not taken all necessary action within a reasonable time period to cure such breach.
"Gross Offering Proceeds." The aggregate purchase price of Shares sold in any Offering.
"Guidelines." The Investment Allocation Guidelines set forth as Schedule A.
"Incentive Plan." CWI 2's 2014 Equity Incentive Plan.
"Independent Appraiser." A qualified appraiser of real estate as determined by the Board, who has no material current or prior business or personal relationship with the Advisor or the Directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by CWI 2. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of such qualification (but not of independence).
"Independent Director." A Director of CWI 2 who meets the criteria for an Independent Director specified in the Articles of Incorporation.
"Individual." Any natural person and those organizations treated as individuals in Section 542(a) of the Code.
"Investment." An investment made by CWI 2, directly or indirectly, in a Property, Loan or Other Permitted Investment Asset.
"Investment Committee." The committee of individuals responsible for reviewing Investments on behalf of CWI 2.
"Investment Opportunity." With respect to the limitations set forth in Section 14 hereof, the opportunity to lease, sublease, purchase or to offer to purchase any asset or investment originated by, presented to or otherwise identified by the Subadvisor, the Advisor, or any of their respective Affiliates, as applicable, relating to (i) Lodging Facilities or (ii) Lodging Loans. "Investment Opportunity" shall not include any opportunity to purchase or to offer to purchase any asset or investment located outside the Americas.
"Loans." The notes and other evidences of indebtedness or obligations acquired, originated or entered into, directly or indirectly, by CWI 2 as lender, noteholder, participant, note purchaser or other capacity, including but not limited to first or subordinate mortgage loans, construction loans, development loans, loan participations, B notes, loans secured by capital stock or any other assets or form of equity interest and any other type of loan or financial arrangement, such as providing or arranging for letters of credit, providing guarantees of obligations to third parties, or providing commitments for loans. The term "Loans" shall not include leases which are not recognized as leases for federal income tax reporting purposes.
"Loan Refinancing Fee." A fee payable to the Advisor in respect of the refinancing of a loan secured by an Investment.

"Lodging Facility or Lodging Facilities." With respect to an Investment Opportunity (1) a hotel, motel or other mixed-use establishment of which more than one-half (1/2) of its dwelling units are used on a transient basis or (2) equity interests in an entity that derives at least 30% of its earnings before interest, taxes, depreciation and amortization, or "EBITDA", from owning, operating or managing facilities of the type described in clause (1) of this definition.
"Lodging Loans." With respect to an Investment Opportunity (1) Loans fully or partially secured by Lodging Facilities or equity interests in entities that own, directly or indirectly, Lodging Facilities; (2) unsecured Loans to entities that derive at least 30% of their EBITDA from interests in Lodging Facilities, or (3) participations in any of the Loans described in clauses (1) or (2) of this definition.
"Offering." The offering of Shares pursuant to a Prospectus.
"Operating Expenses." All consolidated operating, general and administrative expenses paid or incurred by CWI 2, as determined under GAAP, except the following (insofar as they would otherwise be considered operating, general and administrative expenses under GAAP): (i) interest and discounts and other cost of borrowed money; (ii) taxes (including state, Federal and foreign income tax, property taxes and assessments, franchise taxes and taxes of any other nature); (iii) expenses of raising capital, including Organization and Offering Expenses, printing, engraving, and other expenses, and taxes incurred in connection with the issuance and distribution of CWI 2's Shares and Securities; (iv) Acquisition Expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition, origination, ownership and operation of Investments, including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, and the maintenance, repair and improvement of property; (v) Acquisition Fees or Disposition Fees payable to the Advisor or any other party; (vi) Distribution and Shareholder Servicing Fees payable to the Dealer Manager; (vii) distributions paid by the Operating Partnership to the Special General Partner under the agreement of limited partnership of the Operating Partnership in respect of gains realized on dispositions of Investments and other capital transactions; (viii) amounts paid to effect a redemption or repurchase of the special general partner interest held by the Special General Partner pursuant to the agreement of limited partnership of the Operating Partnership; and (ix) non-cash items, such as depreciation, amortization, depletion, and additions to reserves for depreciation, amortization, depletion, losses and bad debts. Notwithstanding anything herein to the contrary, Operating Expenses shall include the Asset Management Fee and any Loan Refinancing Fee and, solely for the purposes of determining compliance with the 2%/25% Guidelines, distributions of available cash generated by operations and investments made by the Operating Partnership to the Special General Partner pursuant to the agreement of limited partnership of the Operating Partnership, which, for the avoidance of doubt, does not include distributions described in clauses (vii) and (viii) of this definition.
"Operating Partnership." CWI 2 OP, LP, a Delaware limited partnership, through which CWI 2 owns Investments.
"Organization and Offering Expenses." Those expenses payable by CWI 2 and the Operating Partnership in connection with the formation, qualification and registration of CWI 2 and in marketing and distributing Shares, including, but not limited to: (i) the preparation, printing, filing and delivery of any registration statement or Prospectus (including any amendments thereof or supplements thereto) and the preparing and printing of contractual agreements among CWI 2, the Operating Partnership, the Dealer Manager and the Selected Dealers (including copies thereof); (ii) the preparing and printing of the Charter and Bylaws, other solicitation material and related documents and the filing and/or recording of such documents necessary to comply with the laws of the State of Maryland for the formation of a corporation and thereafter for the continued good standing of a corporation; (iii) the qualification or registration of the Shares under state securities or "Blue Sky" laws; (iv) any escrow arrangements, including any compensation to an escrow agent; (v) the filing fees payable to the SEC and to the Financial Industry Regulatory Authority; (vi) reimbursement for the reasonable and identifiable out-of-pocket expenses of the Dealer Manager and the Selected Dealers, including the cost of their counsel; (vii) the fees of CWI 2's counsel and accountants; (viii) all advertising expenses incurred in connection with an Offering, including the cost of all sales literature and the costs related to investor and broker-dealer sales and information meetings and marketing incentive programs; and (ix) selling commissions, dealer manager fees, selected dealer fees, marketing fees, incentive fees and due diligence fees incurred in connection with the sale of the Shares.
"Other Permitted Investment Asset." An asset, other than cash, cash equivalents, short term bonds, auction rate securities and similar short term investments, acquired by CWI 2 for investment purposes that is not a Loan or a Property and is consistent with the investment objectives and policies of CWI 2.
"Person." An Individual, corporation, partnership, joint venture, association, company, trust, bank, or other entity, or government or any agency or political subdivision of a government.
"Property or Properties."CWI 2's partial or entire interest in real property (including leasehold interests) and personal or mixed property connected therewith. An Investment which obligates CWI 2 to acquire a Property will be treated as a Property for purposes of this Agreement.
"Property Management Fee." Subject to CWI 2's intention to qualify as a REIT for U.S. federal income tax purposes, a fee for property management services rendered by the Advisor or its Affiliates in connection with Properties acquired directly or through foreclosure.
"Prospectus." Any prospectus or offering document pursuant to which CWI 2 offers Shares in a public or private offering, as the same may at any time and from time to time be amended or supplemented, after the effective date of the registration statement in which it is included.
"REIT." A real estate investment trust, as defined in Sections 856-860 of the Code.
"Securities." Any stock, shares (other than currently outstanding Shares and subsequently issued Shares), or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise or in general any instruments commonly known as "securities" or any certificate of interest, shares or participation in temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.

"Selected Dealers." Broker-dealers who are members of the Financial Industry Regulatory Authority and who have executed an agreement with the Dealer Manager in which the Selected Dealers agree to participate with the Dealer Manager in the Offering.
"Shareholders." Those Persons who, at the time any calculation hereunder is to be made, are shown as holders of record of Shares on the books and records of CWI 2 or its transfer agent.
"Shares." The shares of any class of common stock of CWI 2, $0.001 par value, and any other shares of common stock of CWI 2.
"Special General Partner." Carey Watermark Holdings 2, LLC and any permitted transferee of the special general partnership interest under the agreement of limited partnership of the Operating Partnership.
"Sponsor." W. P. Carey Inc. and any other Person directly or indirectly instrumental in organizing, wholly or in part, CWI 2 or any person who will control, manage or participate in the management of CWI 2, and any Affiliate of any such person. Sponsor does not include a person whose only relationship to CWI 2 is that of an independent property manager and whose only compensation is as such. Sponsor also does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.
"Subadvisor." CWA 2, LLC, an Illinois limited liability company.
"Subadvisory Agreement." The Subadvisory Agreement, dated as of the date hereof (as amended from time to time), between the Advisor and the Subadvisor.
"Termination Date." The effective date of any termination of this Agreement.
"Total Investment Cost." With regard to any Investment, an amount equal to the sum of the Contract Purchase Price of such Investment plus the Acquisition Fees and Acquisition Expenses paid in connection with such Investment and other fees and costs approved by the Independent Directors relating to the initial capitalization of the Investment.
2.    Appointment. CWI 2 hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
3.    Duties of the Advisor. Subject to Section 14, the Advisor undertakes to use its best efforts to present to CWI 2 potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of CWI 2 as determined and adopted from time to time by the Board. The Advisor will follow the Guidelines when allocating Investment opportunities among CWI 2, other entities managed by the Advisor and its Affiliates, and the Advisor and its Affiliates for their own account. The Guidelines shall not be amended without the prior approval of at least a majority of the Independent Directors. In performance of the foregoing undertakings, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation and Bylaws of CWI 2 and any Prospectus pursuant to which Shares are offered, the Advisor shall, either directly or by engaging an Affiliate or the Subadvisor:
(a)    serve as CWI 2's investment and financial advisor and provide research and economic and statistical data in connection with CWI 2's assets and investment policies;
(b)    provide the daily management of CWI 2 and perform and supervise the various administrative functions reasonably necessary for the management of CWI 2, the Operating Partnership and the Investments;
(c)    investigate, select, and, on behalf of CWI 2, engage, oversee and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, franchisors, independent property operators and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of CWI 2 with any of the foregoing;
(d)    consult with Directors of CWI 2 and assist the Board in the formulation and implementation of CWI 2's policies, and furnish the Board with such information, advice and recommendations as they may request or as otherwise may be necessary to enable them to discharge their fiduciary duties with respect to matters coming before the Board;
(e)    subject to the provisions of Sections 3(h) and 4 hereof: (i) locate, analyze and select potential Investments and deliver to the Investment Committee, as applicable, such information as it may request or as otherwise may be necessary to enable the Investment Committee to evaluate potential Investments; (ii) structure and negotiate the terms and conditions of transactions pursuant to which Investments will be made, purchased or acquired by CWI 2; (iii) make Investments on behalf of CWI 2; (iv) arrange for financing and refinancing of, make other changes in the asset or capital structure of, dispose of, reinvest the proceeds from the sale of, or otherwise deal with the Investments; (v) enter into service contracts for Properties and, to the extent necessary, perform all other operational functions for the maintenance and administration of such; (vi) oversee such non-affiliated property managers and other non-affiliated Persons who perform services for CWI 2; and (vii) undertake accounting and other record-keeping functions at the Investment level;
(f)    provide the Board with periodic reports regarding prospective Investments and with periodic reports, no less than quarterly, of new Investments made during the prior fiscal quarter;
(g)    assist the Board in its evaluation of potential liquidity transactions for CWI 2 and take such actions as may be requested by the Board or as may otherwise be necessary or desirable to execute any liquidity transaction approved by the Board;
(h)    obtain the prior approval of the Board (including a majority of the Independent Directors) for any and all investments in Properties which do not meet all of the requirements set forth in Section 4(b) hereof;
(i)    negotiate on behalf of CWI 2 with banks or lenders for loans to be made to CWI 2, and negotiate on behalf of CWI 2 with investment banking firms and broker-dealers or negotiate private sales of Shares and Securities or obtain loans for CWI 2, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of CWI 2;
(j)    obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Investments or contemplated Investments;
(k)    obtain for, or provide to, CWI 2 such services as may be required in acquiring, managing and disposing of Investments, including, but not limited to: (i) the negotiation, making and servicing of Investments; (ii) the disbursement and collection of Company monies; (iii) the payment of debts of and fulfillment of the obligations of CWI 2; and (iv) the handling, prosecuting and settling of any claims of or against CWI 2, including, but not limited to, foreclosing and otherwise enforcing mortgages and other liens securing Loans;
(l)    from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to CWI 2 under this Agreement;
(m)    communicate on behalf of CWI 2 with Shareholders as required to satisfy the reporting and other requirements of any governmental bodies or agencies to Shareholders and third parties and otherwise as requested by CWI 2;
(n)    provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to CWI 2's business and operations;
(o)    provide CWI 2 with such accounting data and any other information requested by CWI 2 concerning the investment activities of CWI 2 as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the Securities and Exchange Commission and any other regulatory agency, including annual financial statements;
(p)    maintain the books and records of CWI 2;
(q)    supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Investments;
(r)    provide CWI 2 with all necessary cash management services;
(s)    provide asset management services including, without limitation, oversight and strategic guidance to independent property operators that handle day-to-day operations of CWI 2's Properties;
(t)    do all things necessary to assure its ability to render the services described in this Agreement;
(u)    perform such other services as may be required from time to time for management and other activities relating to the assets of CWI 2 as the Advisor shall deem advisable under the particular circumstances;
(v)    arrange to obtain on behalf of CWI 2 as requested by the Board, and deliver to or maintain on behalf of CWI 2 copies of, all appraisals obtained in connection with Investments;
(w)    if a transaction, proposed transaction or other matter requires approval by the Board or by the Independent Directors, deliver to the Board or the Independent Directors, as the case may be, all documentation reasonably requested by them to properly evaluate such transaction, proposed transaction or other matter; and
(x)    on an annual basis, no later than 90 days prior to the end of each term of this Agreement, provide the Independent Directors with a report on (1) the Advisor's performance during the past year, (2) the compensation paid to the Advisor during such year and (3) any proposed changes to the compensation to be paid to the Advisor during the upcoming year if the Agreement is renewed. The Advisor's report shall address, among other things, (a) those matters identified in CWI 2's organizational documents as matters which the Independent Directors must review each year with respect to the Advisor's performance and compensation; (b) whether any Triggering Event occurred with respect to an Investment made during the past year; and (c) the "dead deal" costs incurred by CWI 2 during the past year. In addition, the Independent Directors may request that the Advisor refund certain of the "dead deal" costs incurred by CWI 2 if, in light of the circumstances under which such costs were incurred, the Independent Directors determine that CWI 2 should not bear such costs.
4.    Authority of Advisor.
(a)    Pursuant to the terms of this Agreement (and subject to the restrictions included in Paragraphs (b), (c) and (d) of this Section 4 and in Section 7 hereof), and subject to the continuing and exclusive authority of the Board over the management of CWI 2, the Board hereby delegates to the Advisor the authority to: (1) locate, analyze and select Investment opportunities; (2) structure and negotiate the terms and conditions of transactions pursuant to which Investments will be made, purchased or acquired for CWI 2; (3) make Investments on behalf of CWI 2 in compliance with the investment objectives and policies of CWI 2; (4) arrange for financing or refinancing, or make changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, Investments; (5) enter into the Subadvisory Agreement; (6) enter into service contracts, contracts with independent property operators and franchisors and perform other property level operations; (7) oversee such non-affiliated property managers and other non-affiliated Persons who perform services for CWI 2; and (8) undertake accounting and other record-keeping functions at the Investment level.
(b)    The consideration paid for an Investment acquired by CWI 2 shall ordinarily be based on the fair market value thereof. Consistent with the foregoing provision, the Advisor may, without further approval by the Board (except with respect to transactions subject to paragraphs (c) and (d) of this Section 4) invest on behalf of CWI 2 in an Investment so long as, in the Advisor's good faith judgment, (i) the Total Investment Cost of such Investment does not exceed the fair market value thereof, and in the case of an Investment that is a Property, shall in no event exceed the Appraised Value of such Property and (ii) the Investment, in conjunction with CWI 2's other Investments and proposed Investments, at the time CWI 2 is committed to purchase or originate the Investment, is reasonably expected to fulfill CWI 2's investment objectives and policies as established by the Board and then in effect. For purposes of the foregoing, the Total Investment Cost shall be measured at the date the Investment is made and shall exclude future commitments to fund improvements. Investments not meeting the foregoing criteria must be approved in advance by the Board.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Advisor shall not cause CWI 2 to make Investments that do not comply with Article IX (Investment Objectives and Limitations) of the Charter and related sections of the Bylaws.
(d)    The prior approval of the Board, including a majority of the Independent Directors and a majority of the Directors not interested in the transaction, will be required for: (i) Investments made through co-investment or joint venture arrangements with the Sponsor, the Advisor, one or more Directors or any of their Affiliates; (ii) Investments which are not contemplated by the terms of a Prospectus; (iii) transactions that present issues which involve conflicts of interest for the Advisor, its members or Affiliates (other than conflicts involving the payment of fees or the reimbursement of expenses); (iv) the purchase or lease of assets from or to any Director, any Sponsor, the Advisor, the member of the Advisor or any of their Affiliates; (v) any purchase or sale of an Investment from or to the Advisor, its members, one or more Directors or their Affiliates; and (vi) the retention of any Affiliate of the Advisor to provide services to CWI 2 not expressly contemplated by this Agreement and the terms of such services by such Affiliate. In addition, the Advisor shall comply with any further approval requirements set forth in the Bylaws.
(e)    The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 4. If and to the extent the Board so modifies or revokes the authority contained herein, the Advisor shall henceforth comply with such modification or revocation, provided however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed CWI 2 prior to the date of receipt by the Advisor of such notification.
5.    Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of CWI 2 or in the name of CWI 2 and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of CWI 2, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of CWI 2.
6.    Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of CWI 2, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of CWI 2.
7.    Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (i) adversely affect the status of CWI 2 as a REIT or of the Operating Partnership as a partnership for Federal income tax purposes, (ii) subject CWI 2 or the Operating Partnership to regulation under the Investment Company Act of 1940, as amended, or (iii) would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over CWI 2, its Shares or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws or agreement of limited partnership of the Operating Partnership, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.
(a)    Notwithstanding the foregoing, the Company shall indemnify and hold harmless the the Advisor, its shareholders, members, directors, officers and employees, and partners, shareholders, directors and officers of the Advisor's shareholders and Affiliates of any of them for any loss or liability suffered by them, and the Advisor, its shareholders, members, directors, officers and employees, and partners, shareholders, directors and officers of the Advisor's shareholders and Affiliates of any of them, shall not be liable to CWI 2, the Operating Partnership or to the Directors or Shareholders for any act or omission by the Advisor, its shareholders, members, directors, officers and employees, or partners, shareholders, directors or officers of the Advisor's shareholders and Affiliates of any of them, if in each case the following conditions are met:
(i)    The Advisor, its shareholders, members, directors, officers and employees, and partners, shareholders, directors and officers of the Advisor's shareholders and Affiliates of any of them have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of CWI 2;
(ii)    The Advisor, its shareholders, members, directors, officers and employees, and partners, shareholders, directors and officers of the Advisor's shareholders and Affiliates of any of them were acting on behalf of or performing services for CWI 2; and
(iii)    Such liability or loss was not the result of negligence or misconduct by the Advisor, its shareholders, members, directors, officers and employees, and partners, shareholders, directors and officers of the Advisor's shareholders or Affiliates of any of them.
(b)    Notwithstanding the foregoing, the Advisor and its Affiliates shall not be indemnified by CWI 2 or the Operating Partnership for any losses, liabilities or expenses arising from or out of the alleged violation of federal or state securities laws unless one or more of the following conditions are met:
(i)    There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;
(ii)    Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
(iii)    A court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of CWI 2 were offered or sold as to indemnification for violation of securities laws.
(c)    CWI 2 and the Operating Partnership shall advance funds to the Advisor or its Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:
(i)    The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of CWI 2;
(ii)    The Advisor or the Affiliate has provided CWI 2 or the Operating Partnership with a written affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met;
(iii)    The legal action is initiated by a third party who is not a Shareholder or the legal action is initiated by a Shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and
(iv)    The Advisor or the Affiliate undertakes to repay the advanced funds to CWI 2, together with the applicable legal rate of interest thereon, in cases in which such Advisor or Affiliate is found not to be entitled to indemnification.
(d)    Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 7 for any activity which the Advisor shall be required to indemnify or hold harmless CWI 2 pursuant to Section 23 hereof.
(e)    Any amounts paid pursuant to this Section 7 shall be recoverable or paid only out the net assets of CWI 2 and not from Shareholders.
8.    Relationship with Directors. There shall be no limitation on any shareholder, member, director, officer, or employee of the Advisor or its Affiliates serving as a Director or an officer of CWI 2, except that no employee of the Advisor or its Affiliates who is also a Director or officer of CWI 2 shall receive any compensation from CWI 2 for serving as a Director or officer other than for (a) reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board and (b) awards made pursuant to the Incentive Plans; for the avoidance of doubt, the limitations of this Section 8 shall not apply to any compensation paid by the Advisor or any Affiliate for which CWI 2 reimbursed the Advisor or Affiliate in accordance with Section 10 hereof. However, an employee of the Advisor who is also an officer of CWI 2 is eligible to receive restricted stock units as provided under the Incentive Plans.
9.    Fees.
(a)    Asset Management Fee.
(v)    The Operating Partnership shall pay to the Advisor as compensation for the advisory services rendered hereunder an asset management fee (the "Asset Management Fee") in an amount equal to 0.55% of the aggregate Average Market Value of Investments. The Asset Management Fee with respect to an Investment will be calculated monthly, beginning with the month in which CWI 2 first makes the Investment, and shall be pro rated for the number of days during a month that CWI 2 owns the Investment. The aggregate Asset Management Fees calculated with respect to each month shall be payable on the first business day following such month.
(b)    Acquisition Fee.
(i)    The Advisor may receive as compensation for services rendered in connection with the investigation, selection, acquisition or origination (by purchase, investment or exchange) of any Investment, an acquisition fee (an "Acquisition Fee") payable by the Operating Partnership. The Acquisition Fee payable to the Advisor in respect of an Investment shall be payable at the time such Investment is acquired in an amount equal to 2.50% of the Total Investment Cost.
(ii)    The total amount of all Acquisition Fees, whether payable to the Advisor or a third party, and Acquisition Expenses payable by the Operating Partnership may not exceed 6% of the aggregate Contract Purchase Price of all Investments, measured for the period beginning with the initial acquisition of an Investment and ending (A) on December 31 of the year in which CWI 2 has invested 90% of the net proceeds of its initial Offering (excluding the net proceeds from the sale of Shares pursuant to CWI 2's dividend reinvestment program), and (B) on each December 31 thereafter, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in any transaction approves the excess as being commercially competitive, fair and reasonable to CWI 2.
(c)    Property Management Fee; Loan Refinancing Fee.
(i)    No Property Management Fee shall be paid unless approved by a majority of the Independent Directors.
(ii)    The Advisor shall receive as compensation for services rendered in connection with a qualifying refinancing of a Loan secured by a Property (the "Refinanced Loan"), a loan refinancing fee (a "Loan Refinancing Fee") payable by the Operating Partnership. A refinancing will qualify for a Loan Refinancing Fee only if (A) the maturity date of the Refinanced Loan is less than one year from the date of the refinancing and the new loan has a term of at least five years, (B) in the judgment of the Independent Directors, the terms of the new loan represent an improvement over the Refinanced Loan, or (C) the new loan is approved by the Independent Directors as being in the best interest of CWI 2. The Loan Refinancing Fee payable to the Advisor in respect of a Refinanced Loan shall be payable at upon the funding of the related mortgage loan or as soon thereafter as is reasonably practicable in an amount up to 1.00% of the principal amount of the Refinanced Loan.
(d)    Disposition Fee.
(i)    If the Advisor or an Affiliate provides a substantial amount of services in the sale of an Investment, the Advisor or such Affiliate shall be entitled to receive a disposition fee (the "Disposition Fee") at the time of such disposition, in an amount equal to the lesser of (1) 50% of the Competitive Real Estate Commission (if applicable) and (2) 1.5% of the Contract Sales Price of the Investment.
(ii)    The total real estate commissions and Disposition Fees CWI 2 pays to all Persons shall not exceed an amount equal to the lesser of: (1) 6% of the Contract Sales Price of the Investment and (2) the Competitive Real Estate Commission. The Advisor shall present to the Independent Directors such information as they may reasonably request to review the level of services provided by the Advisor in connection with a disposition and the basis for the calculation of the amount of the Disposition Fees on a quarterly basis. No payment of Disposition Fees shall be made prior to review and approval of such information by the Independent Directors.
(e)    Loans From Affiliates. CWI 2 shall not borrow funds from the Advisor or its Affiliates unless (A) the transaction is approved by a majority of the Independent Directors and a majority of the Directors who are not interested in the transaction as being fair, competitive and commercially reasonable, (B) the interest and other financing charges or fees received by the Advisor or its Affiliates do not exceed the amount which would be charged by non-affiliated lending institutions and (C) the terms are not less favorable than those prevailing for comparable arm's-length loans for the same purpose. CWI 2 will not borrow on a long-term basis from the Advisor or its Affiliates unless it is to provide the debt portion of a particular investment and CWI 2 is unable to obtain a permanent loan at that time or in the judgment of the Board, it is not in CWI 2's best interest to obtain a permanent loan at the interest rates then prevailing and the Board has reason to believe that CWI 2 will be able to obtain a permanent loan on or prior to the end of the loan term provided by the Advisor or its Affiliates.
(f)    Changes To Fee Structure. In the event the Shares are listed on a national securities exchange, CWI 2 and the Advisor shall negotiate in good faith to establish a fee structure appropriate for an entity with a perpetual life. A majority of the Independent Directors must approve the new fee structure negotiated with the Advisor. In negotiating a new fee structure, the Independent Directors may consider any of the factors they deem relevant, including but not limited to: (a) the size of the advisory fee in relation to the size, composition and profitability of CWI 2's portfolio; (b) the success of the Advisor in generating opportunities that meet the investment objectives of CWI 2; (c) the rates charged to other REITs and to investors other than REITs by advisors performing similar services; (d) additional revenues realized by the Advisor and its Affiliates through their relationship with CWI 2, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by CWI 2 or by others with whom CWI 2 does business; (e) the quality and extent of service and advice furnished by the Advisor; (f) the performance of the investment portfolio of CWI 2, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and (g) the quality of the portfolio of CWI 2 in relationship to the investments generated by the Advisor for the account of other clients. The Independent Directors shall not approve any new fee structure that is in their judgment more favorable (taken as a whole) to the Advisor than the current fee structure.
(g)    Payment. Compensation payable to the Advisor pursuant to this Section 9 shall be paid in cash; provided, however, that any fee payable pursuant to this Section 9 may be paid, at the option of the Advisor, in the form of: (i) cash, (ii) restricted Class A common stock of CWI 2, or (iii) a combination of cash and Class A common restricted stock. The Advisor shall notify CWI 2 in writing annually of the form in which the fee shall be paid. Such notice shall be provided no later than January 15 of each year. If no such notice is provided, the fee shall be paid in cash. For purposes of the payment of compensation to the Advisor in the form of stock, the value of each share of restricted stock shall be: (i) the Net Asset Value per Share as determined based on the most recent appraisal of CWI 2's assets performed by an Independent Appraiser, or (ii) if a public offering of CWI 2 common stock is then ongoing, the price to the public per share, including selling commissions and fees. The Net Asset Value determined on the basis of such appraisal may be adjusted on a quarterly or other basis by the Board to account for significant capital transactions. Stock issued by CWI 2 to the Advisor in payment of fees hereunder shall be governed by the terms set forth in Schedule A hereto, or such other terms as the Advisor and CWI 2 may from time to time agree.
10.    Expenses.
(a)    Subject to the limitations set forth in Section 9(b), to the extent applicable, in addition to the compensation paid to the Advisor pursuant to Section 9 hereof, the Operating Partnership shall pay directly or reimburse the Advisor for the following expenses:
(iii)    Organization and Offering Expenses; provided however, that within 60 days after the end of the quarter in which any Offering terminates, the Advisor shall reimburse the Operating Partnership for any Organization and Offering Expense reimbursements received by the Advisor pursuant to this Section 10 to the extent that such reimbursements, when added to the balance of the Organization and Offering Expenses (excluding selling commissions and dealer manager fees) paid directly by the Operating Partnership, exceed (A) four percent of the Gross Offering Proceeds if the Gross Offering Proceeds are less than five hundred million dollars ($500,000,000.00), (B) two percent of the Gross Offering Proceeds if the Gross Offering Proceeds are five hundred million dollars ($500,000,000.00) or more, but less than seven hundred and fifty million dollars ($750,000,000.00), or (C) one and a half percent of the Gross Offering Proceeds if the Gross Offering Proceeds are more than seven hundred and fifty million dollars ($750,000,000.00); provided further, that the Advisor shall be responsible for the payment of all Organization and Offering Expenses (excluding such commissions and such fees and expense reimbursements) in excess of (A) four percent of the Gross Offering Proceeds if the Gross Offering Proceeds are less than five hundred million dollars ($500,000,000.00), (B) two percent of the Gross Offering Proceeds if the Gross Offering Proceeds are five hundred million dollars ($500,000,000.00) or more, but less than seven hundred and fifty million dollars ($750,000,000.00), or (C) one and a half percent of the Gross Offering Proceeds if the Gross Offering Proceeds are more than seven hundred and fifty million dollars ($750,000,000.00);
(iv)    all Acquisition Expenses;
(v)    to the extent not included in Acquisition Expenses, all expenses of whatever nature reasonably incurred and directly connected with the proposed acquisition of any Investment that does not result in the actual acquisition of the Investment, including, without limitation, personnel costs;
(vi)    expenses other than Acquisition Expenses incurred in connection with the investment of the funds of CWI 2, including, without limitation, business development expenses, costs of retaining industry or economic consultants and finder's fees and similar payments, to the extent not paid by the seller of the Investment or another third party, regardless of whether such expenses were incurred in transactions where a fee is not payable to the Advisor;
(vii)    interest and other costs for borrowed money, including discounts, points and other similar fees;
(viii)    taxes and assessments on income of CWI 2, to the extent paid or advanced by the Advisor, or on Investments and taxes as an expense of doing business;
(ix)    costs associated with insurance required in connection with the business of CWI 2 or by the Directors;
(x)    expenses of managing and operating Investments owned by CWI 2, whether payable to an Affiliate of the Advisor or a non-affiliated Person;
(xi)    fees and expenses of legal counsel for CWI 2;
(xii)    fees and expenses of auditors and accountants for CWI 2;
(xiii)    all expenses in connection with payments to the Directors and meetings of the Directors and Shareholders;
(xiv)    all expenses in connection with payments to the non-director members of the Investment Committee for CWI 2's Investments and meetings of the Investment Committee;
(xv)    expenses associated with listing the Shares and Securities on a securities exchange if requested by the Board;
(xvi)    expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Board to the Shareholders;
(xvii)    expenses of organizing, revising, amending, converting, modifying, or terminating CWI 2, the Operating Partnership or their respective governing instruments;
(xviii)    expenses of maintaining communications with Shareholders, including the cost of preparation, printing and mailing annual reports and other Shareholder reports, proxy statements and other reports required by governmental entities; and
(xix)    all other Operating Expenses and other expenses the Advisor incurs in connection with providing services to CWI 2, including reimbursement to the Advisor or its Affiliates for the costs of rent, goods, materials and personnel incurred by them based upon the compensation of the Persons involved and an appropriate share of overhead allocable to those Persons as reasonably determined by the Advisor on a basis approved annually by the Board (including a majority of the Independent Directors).
(b)    Expenses described in clause (xviii) of Section 10(a) and any other expenses described in Section 10(a) that are shared expenses of CWI 2 and CWI 1, shall be allocated between them based upon the percentage that CWI 2's or CWI 1's, as applicable, total revenues for the most recently completed four fiscal quarters represent of the combined total revenues for such period of CWI 2 and CWI 1 (provided that if any such entity has not been in operation for the full four quarter period, the period for which such entity has been in operation shall be annualized), or such other methodology as may be approved by the Board (including a majority of the Independent Directors). No reimbursement shall be made for the cost of personnel to the extent that such personnel are used in transactions for which the Advisor receives a separate transaction fee.
(c)    Expenses incurred by the Advisor on behalf of CWI 2 and payable pursuant to this Section 10 shall be reimbursed quarterly to the Advisor within 60 days after the end of each quarter, subject to the provisions of Section 13 hereof. The Advisor shall prepare a statement documenting the Operating Expenses of CWI 2 within 45 days after the end of each quarter.
11.    Other Services. Should the Board request that the Advisor or any Affiliate, shareholder or employee thereof render services for CWI 2 other than as set forth in Section 3 hereof, such services shall be separately compensated and shall not be deemed to be services pursuant to the terms of this Agreement.
12.    Fidelity Bond. The Advisor shall maintain a fidelity bond for the benefit of CWI 2 which bond shall insure CWI 2 from losses of up to $5,000,000 and shall be of the type customarily purchased by entities performing services similar to those provided to CWI 2 by the Advisor.
13.    Limitation on Expenses.
(a)    If Operating Expenses during the 12-month period ending on the last day of any fiscal quarter of CWI 2 exceed the greater of (i) two percent of the Average Invested Assets during the same 12-month period or (ii) 25% of the Adjusted Net Income of CWI 2 over the same 12-month period (the "2%/25% Guidelines"), then subject to paragraph (b) of this Section 13, such excess amount shall be the sole responsibility of the Advisor and neither the Operating Partnership nor CWI 2 shall be liable for payment therefor. CWI 2 may defer the payment or distribution to the Advisor and the Special General Partner of fees, expenses and distributions that would, if paid or distributed, cause Operating Expenses during such 12-month period to exceed the foregoing limitations; provided, however, that in determining which items shall be paid and which may be deferred, priority will be given to the payment of distributions to the Special General Partner over the payment to the Advisor of amounts due under this Agreement.
(b)    Notwithstanding the foregoing, to the extent that the Advisor becomes responsible for any excess amount as provided in paragraph (a), if a majority of the Independent Directors finds such excess amount or a portion thereof justified based on such unusual and non-recurring factors as they deem sufficient, the Operating Partnership shall reimburse the Advisor in future quarters for the full amount of such excess, or any portion thereof, but only to the extent such reimbursement would not cause the Operating Expenses to exceed the 2%/25% Guidelines in the 12-month period ending on the last day of such quarter. In no event shall the Operating Expenses payable by the Operating Partnership in any 12-month period ending at the end of a fiscal quarter exceed the 2%/25% Guidelines.
(c)    Within 60 days after the end of any 12‑month period referred to in paragraph (a), the Advisor shall reimburse CWI 2 for any amounts expended by CWI 2 in such 12‑month period that exceeds the limitations provided in paragraph (a) unless the Independent Directors determine that such excess expenses are justified, as provided in paragraph (b), and provided the Operating Expenses for such later quarter would not thereby exceed the 2%/25% Guidelines.
(d)    All computations made under paragraphs (a) and (b) of this Section 13 shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.
(e)    If the Special General Partner receives distributions pursuant to the agreement of limited partnership of the Operating Partnership in respect of realized gains on the disposition of an Investment, Adjusted Net Income, for purposes of calculating the Operating Expenses, shall exclude the gain from the disposition of such Investment.
14.    Other Activities of the Advisor.
(a)    Subject to the Guidelines, nothing herein contained shall prevent the Advisor from engaging in other activities, including without limitation, direct investment by the Advisor and its Affiliates in assets that would be suitable for CWI 2 the rendering of advice to other investors (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of the Advisor or any of its Affiliates or of any director, member, officer, employee or shareholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which CWI 2 is a participant, also render advice and service to each other participant therein. Without limiting the generality of the foregoing, CWI 2 acknowledges that (i) affiliates of the Advisor provide or will provide services to the CPA® REIT funds, (ii) W. P. Carey Inc. owns investments in lodging properties which are not being contributed to CWI 2 which it will continue to own and manage and (iii) the Advisor and its Affiliates may provide services to other programs sponsored or managed by W. P. Carey Inc. whether now in existence or formed hereafter, and (iv) WP Carey Inc. and its Affiliates may make future investments for their own account. The Advisor shall be responsible for promptly reporting to the Board the existence of any actual or potential conflict of interest that arises that may affect its performance of its duties under this Agreement. If the Sponsor, Advisor, Director or Affiliates thereof has or have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as CWI 2, it shall be the duty of the Advisor to allocate investments in a fair and equitable manner and in accordance with the Guidelines.
(b)    The Advisor shall be required to use its best efforts to present a continuing and suitable investment program to CWI 2 that is consistent with the investment objectives and policies of CWI 2, but subject to the last sentence of the preceding paragraph, neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to CWI 2 even if the opportunity is of character which, if presented to CWI 2, could be taken by CWI 2. If an Investment Opportunity is presented to, and rejected by, the investment committee of CWI 2, the Advisor shall be free to allocate such Investment Opportunity to itself or to another entity managed by it or its Affiliates.
(c)    The Advisor shall not consent to any material amendment of Section 4(a) of the Subadvisory Agreement without the prior approval of a majority of the Independent Directors.
Once each quarter, senior representatives of the Advisor will meet with at least a majority of the Independent Directors for the purpose of reviewing the Advisor's compliance with the Guidelines with respect to all Investments allocated among W. P. Carey Inc., CWI 2 and each other REIT and investment program managed by an Affiliate of W. P. Carey Inc. (each, together with its Affiliates, an "Investment Entity," and collectively, the "Investment Entities") during the most recently completed fiscal quarter. The quarterly review will take place at the regularly scheduled quarterly meeting of the Board of Directors, or at another time and place that are mutually determined by the Advisor and the Independent Directors, and may include representatives of other Investment Entities. The Advisor will use its best efforts to distribute a report reasonably in advance of each quarterly review meeting containing a list of all Investments allocated to the Investment Entities, the particular Investment Entity to which each Investment was allocated, a brief description of the Investment, the purchase price of each Investment and acquisition fees (if any) paid to the Advisor and its Affiliates in connection with each Investment. Representatives of the Advisor shall be prepared to discuss each Investment and the reasons for its allocation to particular Investment Entities at the quarterly review meeting.
15.    Relationship of Advisor and CWI 2 . CWI 2 and the Advisor agree that they have not created and do not intend to create by this Agreement a joint venture or partnership relationship between them and nothing in this Agreement shall be construed to make them partners or joint venturers or impose any liability as partners or joint venturers on either of them.
16.    Term; Termination of Agreement. This Agreement, as amended and restated, shall continue in force until December 31, 2016 or until 60 days after the date on which the Independent Directors shall have notified the Advisor of their determination either to renew this Agreement for an additional one-year period or terminate this Agreement, as required by the Articles of Incorporation.
17.    Termination by CWI 2 . At the sole option of the Board (including a majority of the Independent Directors), this Agreement may be terminated immediately by written notice of termination from CWI 2 to the Advisor upon the occurrence of events which would constitute Cause or if any of the following events occur:
(a)    If the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Advisor, for all or substantially all of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Advisor for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or
(b)    If the Advisor shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.
Any notice of termination under Section 16 or 17 hereof shall be effective on the date specified in such notice, which may be the day on which such notice is given or any date thereafter. The Advisor agrees that if any of the events specified in this Section 17(a) or (b) shall occur, it shall give written notice thereof to the Board within 15 days after the occurrence of such event.
18.    Termination by Either Party. This Agreement may be terminated immediately without penalty (but subject to the requirements of Section 20 hereof) by the Advisor by written notice of termination to CWI 2 upon the occurrence of events which would constitute Good Reason or by CWI 2 without cause or penalty (but subject to the requirements of Section 20 hereof) by action of the Directors, a majority of the Independent Directors or by action of a majority of the Shareholders, in each case upon 60 days' written notice.
19.    Assignment Prohibition. This Agreement may not be assigned by the Advisor without the prior written approval of the Board (including a majority of the Independent Directors); provided, however, that such approval shall not be required in the case of an assignment to a corporation, partnership, association, trust or organization which takes over the assets and carries on the affairs of the Advisor, provided: (i) that at the time of such assignment, such successor organization shall be owned substantially by an entity directly or indirectly controlled by the Advisor and only if such entity has a net worth of at least $5,000,000, and (ii) that the board of directors of the Advisor shall deliver to the Board a statement in writing indicating the ownership structure and net worth of the successor organization and a certification from the new Advisor as to its net worth. Such an assignment shall bind the assignees hereunder in the same manner as the Advisor is bound by this Agreement. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement may not be assigned by CWI 2 or the Operating Partnership without the prior written consent of the Advisor except in case of an assignment to a corporation or other organization which is a successor to CWI 2 or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as CWI 2 or the Operating Partnership is bound by this Agreement.
20.    Payments to and Duties of Advisor Upon Termination.
(a)    After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder but shall be entitled to receive from CWI 2 the following:
(i)    all unpaid reimbursements of Organization and Offering Expenses and of Operating Expenses payable to the Advisor;
(ii)    all earned but unpaid Asset Management Fees payable to the Advisor prior to the Termination Date;
(iii)    all earned but unpaid Acquisition Fees payable to the Advisor relating to the acquisition of any Property prior to the Termination Date;
(iv)    all earned but unpaid Disposition Fees payable to the Advisor relating to the sale of any Investment prior to the Termination Date; and
(v)    all earned but unpaid Property Management Fees and Loan Refinancing Fees, if any, payable to the Advisor or its Affiliates relating to the management of any property prior to the termination of this Agreement.
(b)    Notwithstanding the foregoing, if this Agreement is terminated by CWI 2 for Cause, or by the Advisor for other than Good Reason, the Advisor will not be entitled to receive the sums in this Section 20(a) (ii) through (v).
(c)    Any and all amounts payable to the Advisor pursuant to Section 20(a) hereof that, irrespective of the termination, were payable on a current basis prior to the Termination Date either because they were not subordinated or all conditions to their payment had been satisfied, shall be paid within 90 days after the Termination Date. All other amounts shall be paid in a manner determined by the Board, but in no event on terms less favorable to the Advisor than those represented by a note (i) maturing upon the liquidation of CWI 2 or the Operating Partnership or three years from the Termination Date, whichever is earlier, (ii) with no less than twelve equal quarterly installments and (iii) bearing a fair, competitive and commercially reasonable interest rate (the "Note"). The Note, if any, may be prepaid by the Operating Partnership at any time prior to maturity with accrued interest to the date of payment but without premium or penalty. Notwithstanding the foregoing, any amounts that relate to Investments (A) shall be an amount which provides compensation to the Advisor only for that portion of the holding period for the respective Investments during which the Advisor provided services to CWI 2, (B) shall not be due and payable until the Property, Loan or Other Permitted Investment Asset to which such amount relates is sold or refinanced, and (C) shall not bear interest until the Property, Loan or Other Permitted Investment Asset to which such amount relates is sold or refinanced. A portion of the amount shall be paid as each Investment owned by CWI 2 on the Termination Date is sold. The portion of such amount payable upon each such sale shall be equal to (X) such amount multiplied by (Y) the percentage calculated by dividing the fair value (at the Termination Date) of the Investment sold by CWI 2 divided by the total fair value (at the Termination Date) of all Investments owned by CWI 2 on the Termination Date.
(d)    The Advisor shall promptly upon termination:
(i)    pay over to the Operating Partnership all money collected and held for the account of CWI 2 pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(ii)    deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
(iii)    deliver to the Board all assets, including the Properties, Loans, and Other Permitted Investment Assets, and documents of CWI 2 then in the custody of the Advisor; and
(iv)    cooperate with CWI 2 to provide an orderly management transition.
21.    Non-Solicitation and Non-Hire Following Termination. None of CWI 2 or any of its Affiliates will, for a period of 24 months after the termination of this Agreement for any reason, solicit for employment or employ, solicit for engagement or engage, including as an advisor, subadvisor, consultant or independent contractor, (i) any officer, director or management employee, or any other employee with whom CWI 2 or its Affiliates came into contact in connection with the services to be provided under this Agreement and the Subadvisory Agreement, in each case of the Advisor or the Subadvisor or any of their respective Affiliates (each a "Restricted Person") or (ii) any Affiliate of a Restricted Person.
22.    Indemnification by CWI 2 and the Operating Partnership. Neither CWI 2 nor the Operating Partnership shall indemnify the Advisor or any of its Affiliates for any loss or liability suffered by the Advisor or the Affiliate, or hold the Advisor or the Affiliate harmless for any loss or liability suffered by CWI 2, except as permitted under Section 7 hereof.
23.    Indemnification by Advisor. The Advisor shall indemnify and hold harmless CWI 2 and the Operating Partnership from liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor's bad faith, fraud, willful misfeasance, misconduct, negligence or reckless disregard of its duties.
24.    Joint and Several Obligations. Any obligations of CWI 2 shall be construed as the joint and several obligations of CWI 2 and the Operating Partnership, unless otherwise specifically provided in this Agreement.
25.    Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to CWI 2 :	Carey Watermark Investors 2 Incorporated 50 Rockefeller Plaza New York, NY 10020

To the Operating Partnership:	c/o Carey Watermark Investors 2 Incorporated 50 Rockefeller Plaza New York, NY 10020

To the Advisor:
Carey Lodging Advisors, LLC
50 Rockefeller Plaza
New York, NY 10020

With a copy to:
Carey Asset Management Corp.
50 Rockefeller Plaza
New York, NY 10020 and

During the term of the Subadvisory Agreement, with a copy to:

CWA, LLC
c/o Watermark Capital Partners, LLC
272 East Deerpath Road, Suite 320
Lake Forest, IL 60045

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 25.
26.    Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
27.    Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
28.    Construction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York.
29.    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
30.    Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
31.    Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
32.    Titles Not to Affect Interpretation. The titles of Sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
33.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

34.    Initial Investment. The Advisor has contributed to CWI 2 $200,000 in exchange for 22,222 shares of Class A common stock of CWI 2 (the "Initial Investment"). The Advisor or its Affiliates may not sell any of the shares purchased with the Initial Investment during the term of this Agreement. The restrictions included above shall not continue to apply to any Shares other than the shares acquired through the Initial Investment acquired by the Advisor or its Affiliates. The Advisor shall not vote any Shares it now owns or hereafter acquires in any vote for the election of Directors or any vote regarding the approval or termination of any contract with the Advisor or any of its Affiliates.

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the day and year first above written.

CAREY WATERMARK INVESTORS 2 INCORPORATED
By:	/s/ Thomas E. Zacharias
Name: Thomas E. Zacharias
Title: Chief Operating Officer

CWI 2 OP, LP
By: CAREY WATERMARK INVESTORS 2 INCORPORATED, its General Partner
By:	/s/ Thomas E. Zacharias
Name: Thomas E. Zacharias
Title: Chief Operating Officer

CAREY LODGING ADVISORS, LLC By: CAREY ASSET MANAGEMENT CORP., as sole member
By:	/s/ Susan C. Hyde
Name: Susan C. Hyde
Title: Managing Director and Secretary

SCHEDULE A
Investment Allocation Guidelines
CWI 2 invests primarily in lodging and lodging related assets. CWI 2's investment objectives and investment strategy are set forth in its public filings with the Securities and Exchange Commission and are subject to change from time to time with the approval of the Board.
During the First Offer Period (as defined in the Subadvisory Agreement), the Advisor agrees to offer to the investment committee of CWI 2 the opportunity for CWI 2 to invest in all Investment Opportunities sourced by the Advisor.
During the First Offer Period, the Subadvisor (pursuant to the Subadvisory Agreement) agrees to offer to the investment committee of CWI 2 the opportunity to invest in all Investment Opportunities sourced by the Subadvisor.
The Advisor shall consider the following factors, together with such other factors as it deems relevant in the exercise of its reasonable judgment, when deciding how to allocate Investment Opportunities between CWI 2, on the one hand, and the Advisor and its Affiliates and other entities managed by the Advisor and its Affiliates in a fair and equitable manner

•	whether an entity is still in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;

•	the amount of funds available for investment by an entity and the length of time that such funds have been available for investment;

•	the effect of the Investment on the diversification of an entity's portfolio;

•	the effect of the Investment on the profile of an entity's mortgage maturity profile;

•	the ability of an entity to service any debt associated with the Investment;

•
the effect of the Investment on the ability of the entity to comply with any restrictions on investments and indebtedness contained in the Investment Entity's governing documents and public SEC filings, in any contract or in any law or regulation applicable to the Investment Entity;

•	whether an entity was formed for the purpose of making a particular type of investment;

•	the financial attributes of the Investment;

•	the future capital expenditures and other investments planned for the Investment;

•	the effect of the Investment on the Investment Entity's intention to qualify as a REIT, partnership or other type of entity for tax purposes; and

•	the effect of the Investment on an Investment Entity's intention not to be subject to regulation under the Investment Company Act of 1940, as amended.
The Advisor and the Subadvisor shall make investment allocation decisions without regard to the relative fees or other compensation that would be paid to the Advisor or the Subadivisor and their respective Affiliates in connection with the applicable Investments.

SCHEDULE B
This Schedule A sets forth the terms governing any Shares issued by CWI 2 to the Advisor in payment of advisory fees set forth in the Agreement. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement.
1.    Restrictions. The Shares are subject to vesting over a five-year period. The Shares shall vest ratably over a five-year period with 20% of the Shares paid in each payment vesting on each of the first through fifth anniversary of the date hereof. Prior to the vesting of the ownership of the Shares in the Advisor, the Shares may not be transferred by the Advisor.
2.    Immediate Vesting. Upon the expiration or termination of the Agreement for any reason other than a termination for Cause under Section 17 of the Agreement or upon a "Change of Control" of CWI 2 (as defined below), all Shares granted to the Advisor pursuant to Section 9(g) of the Agreement shall vest immediately and all restrictions shall lapse. For purposes of this Schedule A, a "Change of Control" of CWI 2 shall be deemed to have occurred if there has been a change in the ownership of CWI 2 of a nature that would be required to be reported in response to the disclosure requirements of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as enacted and in force on the date hereof, whether or not CWI 2 is then subject to such reporting requirements; provided, however, that, without limitation, a "Change of Control" shall be deemed to have occurred if:
(i)    any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than CWI 2, any of its subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of CWI 2 or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 14b-2 under the Exchange Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CWI 2 representing 25 % or more of either (A) the combined voting power of CWI 2's then outstanding securities having the right to vote in an election of the Board ("Voting Securities") or (B) the Shares then outstanding (in either such case other than as a result of acquisition of securities directly from CWI 2);
(ii)    persons who, as of the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of CWI 2 subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be considered an Incumbent Director; or
(iii)    the stockholders of CWI 2 shall approve (A) any consolidation or merger of CWI 2 or any subsidiary where the stockholders of CWI 2, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange

Act), directly or indirectly, shares representing in the aggregate 50 % or more of the voting equity of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of CWI 2 or (C) any plan or proposal for the liquidation or dissolution of CWI 2.
Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by CWI 2 which, by reducing the number of Shares outstanding, increases (A) the proportionate number of Shares beneficially owned by any person to 25% or more of the Shares then outstanding, or (B) the proportionate voting power represented by the Shares beneficially owned by any person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (A) or (B) of this sentence shall thereafter become the beneficial owner of any additional Shares or other Voting Securities (other than pursuant to a Share split, Share dividend, or similar transaction), then a Change of Control shall be deemed to have occurred for purposes of the foregoing clause (i).
3.    Exception. Notwithstanding anything else in the Agreement to the contrary, the Shares shall continue to vest according to the vesting schedule in this Section A regardless of: (a) the expiration of the Agreement for any reason other than a termination by CWI 2 for Cause or a resignation by the Advisor for other than Good Reason, (b) the merger of CWI 2 and an Affiliate of CWI 2, or (c) any Change of Control of CWI 2 in connection with a merger of CWI 2 with an Affiliate of CWI 2.